Exhibit 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE
January 11, 2008

VISTA INTERNATIONAL TECHNOLOGIES, INC. PROVIDES UPDATE FOR BUSINESS DEVELOPMENT IN U.S.

DENVER, CO - January 11, 2008 - (PRNEWSWIRE) - Vista International Technologies, Inc. is pleased to continue its series of updates on the execution of its global development strategy with an update on its operations in the United States and Hawaii. While our nation has been moving slowly along the path towards renewable energy, VVIT and its parent Vista International, Inc have forged strategic domestic alliances to facilitate the adoption of their green technologies in the contiguous United States as well as on the island of Hawaii.

Discussions are under way with a number of different entities in the continental US to use VVIT’s thermal gasifier technology to convert various feedstocks such as wood waste and low BTU gases into thermal energy. In the Midwest, VVIT management has been contacted regarding projects aimed at using its gasification technology to improve operating results of ethanol plants. Management expects to make significant progress on these projects during 2008.

One of the most recent developments for VVIT has been a series of discussions which have begun on the island of Maui in Hawaii. VVIT and Vista have begun a dialogue with corporate, university and government officials on Maui with regard to reducing their various waste streams and producing various forms of clean and renewable energy. Management feels that its gasification process is ideally suited for the island, given its lack of landfill space and high electricity costs from the use of costly imported fossil fuels. To help with project development in Hawaii, Vista International has engaged the services of Leo Caires, a Maui native, and President of Maui Energy Company. Mr. Caires joined other members of VVIT and Vista management at the recent Maui County Energy Expo 2007 and was a featured speaker at the conference.

Management believes that its domestic project pipeline will be a key part of its goal of “reducing the carbon footprint, one step at a time” and looks forward to serving the nation’s renewable energy needs for years to come.

Statements in this press release other than historical facts are "forward-looking" statements within the meaning of section 27A of the Securities Act of 1933, section 21E of the Securities Exchange Act of 1934. Since these statements involve risks and uncertainties and are subject to change at any time, the Company's actual results could differ materially from expected results. Future operating results of the Company are impossible to predict and no representation, guaranty, or warranty is to be inferred from those forward-looking statements. Readers are advised to review the “forward-looking statements” included in our reports which are filed with the Securities and Exchange Commission.

Contact info:

Barry Kemble, CEO
Timothy Peach, CFO
Vista International Technologies Inc.
8001 InterPort Blvd. Suite 260
Englewood, CO 80112
Phone: 303-690-8300

info@nathanielenergy.com
www.nathanielenergy.com
www.viti.us.com